                                                                   EXHIBIT 12

                       UNITED STATES SURGICAL CORPORATION
 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                                    PRO-FORMA
                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1993
                                                                   ------------
Determination of earnings:
  Income before provision for Income taxes                          ($ 127,200)
  Fixed charges                                                         19,700
                                                                   ------------
       Total earnings as defined                                      (107,500)
                                                                   ------------
Fixed charges and other:
  Interest expense                                                       8,300 (1)
  Interest portion of rent expense                                      11,400
                                                                   ------------
       Fixed charges                                                    19,700

  Capitalized Interest                                                   9,500
                                                                   ------------
       Total fixed charges and capitalized interest                     29,200

  Preferred stock dividends (2)                                         30,000
                                                                   ------------
Combined fixed charges and preferred stock dividends                $   59,200
                                                                   ============
Ratio of Earnings to Fixed Charges

Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                         N.M.(4)





                                                                                   YEARS ENDED DECEMBER 31
                                                         -----------------------------------------------------------------------
                                                             1993            1992            1991          1990          1989
                                                         -----------       ---------       ---------      ---------     --------
Determination of earnings:
  Income before provision for Income taxes               ($ 137,400)       $192,900        $130,300       $ 66,200      $43,700
  Fixed charges                                              29,900          22,600          16,900         12,800       10,000
                                                         -----------       ---------       ---------      ---------     --------
       Total earnings as defined                           (107,500)        215,500         147,200         79,000       53,700
                                                         -----------       ---------       ---------      ---------     --------
Fixed charges and other:
  Interest expense                                           18,500          14,700          12,000          9,800        7,800
  Interest portion of rent expense                           11,400           7,900           4,900          3,000        2,200
                                                         -----------       ---------       ---------      ---------     --------
       Fixed charges                                         29,900          22,600          16,900         12,800       10,000

  Capitalized Interest                                        9,500           6,400           2,700          1,400        1,700
                                                         -----------       ---------       ---------      ---------     --------
       Total fixed charges and capitalized interest       $  39,400        $ 29,000        $ 19,600       $ 14,200      $11,700
                                                         ===========       =========       =========      =========     ========
  Preferred stock dividends (2)

Combined fixed charges and preferred stock dividends

Ratio of Earnings to Fixed Charges                           N.M.(3)            7.4             7.5            5.6          4.6

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


The ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends is computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges and capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense.

(1)  Pro-forma interest expense assumes that the net proceeds form the issuance of preferred stock of $192 million were received on January 1, 1993 and were used to repay bank loans with an average interest rate of 5.3%.

(2)  Using the same assumptions in (1) above, preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(3)  Earnings are inadequate to cover fixed charges.  The dollar amount of the deficiency at 12/31/93 is $146.9 million. If the restructuring charges of $137.6 million were excluded from the calculation, the dollar amount of the deficiency would have been $9.3 million.

(4)  Earnings are inadequate to cover combined fixed charges and preferred stock dividends. The dollar amount of the pro-forma deficiency at December 31, 1993 was $166.7 million. If the restructuring charges of $137.6 million were excluded from the calculation, the dollar amount of the pro-forma deficiency would have been $29.1 million.